As filed with the U.S. Securities and Exchange Commission on February 24, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Fastly, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	27-5411834
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
475 Brannan Street, Suite 300
San Francisco, CA 94107
(844) 432-7859
(Address of principal executive offices) (Zip code)
Fastly, Inc. 2019 Equity Incentive Plan
Fastly, Inc. 2019 Employee Stock Purchase Plan
(Full titles of the plans)
Karen Greenstein
Acting General Counsel
Fastly, Inc.
475 Brannan Street, Suite 300, San Francisco, CA 94107
(844) 432-7859
(Name and address of agent for service) (Telephone number, including area code, of agent for service)
Copies to:

Seth J. Gottlieb Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
2019 Equity Incentive Plan

The 2019 Equity Incentive Plan (the “2019 Plan”) of Fastly, Inc. (the “Registrant”) provides that the total number of shares reserved for issuance under the 2019 Plan will automatically increase on January 1st of each calendar year, from January 1, 2020 to January 1, 2029, in an amount equal to 5% of the total number of shares of the Registrant’s capital stock outstanding on the last day of the preceding year, or a lesser number of shares determined by the Registrant’s Board of Directors. Accordingly, on January 1, 2023, the number of shares of the Registrant’s Class A common stock (“Class A Common Stock”) that may be issued under the 2019 Plan increased by 6,216,808 shares (or 5% of the outstanding shares of the Registrant’s Capital Stock (as defined in the 2019 Plan) as of December 31, 2022).

2019 Employee Stock Purchase Plan

The 2019 Employee Stock Purchase Plan (the “2019 ESPP”) of the Registrant provides that the total number of shares reserved for issuance under the 2019 ESPP will automatically increase on January 1st of each calendar year, from January 1, 2020 to January 1, 2029, by the lesser of (i) one percent (1%) of the total number of shares of Capital Stock (as defined in the 2019 ESPP) outstanding on the last day of the immediately preceding calendar year, and (ii) 2,500,000 shares of Class A Common Stock; provided that prior to the date of any such increase, the Registrant’s Board of Directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). Accordingly, on January 1, 2023, the number of shares of Class A Common Stock reserved under the 2019 ESPP increased by 1,243,361 shares (or 1% of the outstanding shares of the Registrant’s capital stock as of December 31, 2022).

These additional shares of Class A Common Stock are securities of the same class as other securities for which the Registration Statements on Form S-8 were filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2019 (File No. 333-231558), on April 13, 2020 (File No. 333-237655), on October 15, 2020 (File No. 333-249504), on March 1, 2021 (File No. 333-253745) and on March 2, 2022 (File No. 333-263191) (together, the “Prior Forms S-8”).

This Registration Statement relates to securities of the same class as that to which the Prior Forms S-8 relate and is submitted in accordance with General Instruction E to Form S-8. Pursuant to General Instruction E to Form S-8, the contents of the Prior Forms S-8, to the extent relating to the registration of Class A Common Stock issuable under the 2019 Plan and the 2019 ESPP, are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II
ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	SEC File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation.	8-K	001-38897	3.1	05/21/2019

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation.	8-K	001-38897	3.1	6/10/2020

4.3	Amended and Restated Bylaws.	10-Q	001-38897	3.3	08/07/2020

4.4	Certificate of Retirement.	8-K	001-38897	3.1	07/13/2021

4.5	Form of Class A Common Stock Certificate.	S-1/A	333-230953	4.1	05/06/2019

4.6	Indenture, dated as of March 5, 2021 by and between Fastly, Inc. and U.S. Bank National Association, as Trustee.	8-K	001-38897	4.1	03/05/2021

4.7	Form of Note, representing Fastly, Inc.’s 0% Convertible Senior Notes due 2026 (included as Exhibit A to the Indenture filed as Exhibit 4.6).	8-K	001-38897	4.2	03/05/2021

5.1*	Opinion of Cooley LLP.	—	—	—	—

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).	—	—	—	—

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	—	—	—	—

24.1*	Power of Attorney (included on the signature page of this Form S-8).	—	—	—	—

99.1	2019 Equity Incentive Plan.	S-1/A	333-230953	10.4	05/06/2019

99.2	Forms of Option Agreement, Notice of Stock Option Grant and Exercise Notice under the 2019 Equity Incentive Plan.	S-1/A	333-230953	10.5	05/06/2019

99.3	Form of Restricted Stock Unit Award Agreement under 2019 Equity Incentive Plan.	10-Q	001-38897	10.3	08/09/2019

99.4	2019 Employee Stock Purchase Plan.	S-1/A	333-230953	10.7	05/06/2019

107*	Filing Fee Table

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 24th day of February, 2023.

FASTLY, INC.

By:	/s/ Todd Nightingale
Todd Nightingale
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd Nightingale, Ronald W. Kisling and Karen Greenstein, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd Nightingale	Chief Executive Officer and Director (Principal Executive Officer)	February 24, 2023
Todd Nightingale

/s/ Ronald W. Kisling	Chief Financial Officer (Principal Financial and Accounting Officer)	February 24, 2023
Ronald W. Kisling

/s/ Aida Álvarez	Director	February 24, 2023
Aida Álvarez

/s/ Artur Bergman	Director	February 24, 2023
Artur Bergman

/s/ Richard Daniels	Director	February 24, 2023
Richard Daniels

/s/ David Hornik	Director	February 24, 2023
David Hornik

/s/ Paula Loop	Director	February 24, 2023
Paula Loop

/s/ Charles Meyers	Director	February 24, 2023
Charles Meyers

/s/ Christopher B. Paisley	Director	February 24, 2023
Christopher B. Paisley

/s/ Vanessa Smith	Director	February 24, 2023
Vanessa Smith